QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[BRYAN CAVE LETTERHEAD]

May 4, 2004

Richardson Electronics, Ltd.
40W267 Keslinger Road
P.O. Box 393
LaFox, IL 60147-0393

Ladies and Gentlemen:

        We have acted as special counsel to Richardson Electronics, Ltd., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (No. 333-113568, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 3,450,000 shares (the "Shares") of common stock of the Company, par value $.05 per share (the "Common Stock").

        In connection herewith, we have examined the Registration Statement, the Restated Certificate of Incorporation of the Company, as amended, incorporated by reference as Exhibit 3.1 to the Registration Statement (the "Certificate") and the By-Laws of the Company incorporated by reference as Exhibit 3.2 to the Registration Statement (the "By-Laws"), and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.

        In connection herewith, we have assumed that, other than with respect to the Company, at such times as the respective Shares are issued, all of the documents referred to in this opinion will have been duly authorized by, duly executed, delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all parties will be duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver, countersign and perform such documents.

        Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming (i) the due authorization of a customary Underwriting Agreement among the Company and Jefferies & Company, Inc., William Blair & Company, L.L.C. and KeyBanc Capital Markets, a division of McDonald Investments Inc., as representatives of the underwriters named therein (the "Underwriting Agreement"), by the Pricing Committee of the Board of Directors of the Company, (ii) the due execution and delivery of the Underwriting Agreement by the Company, prior to the delivery and issuance of the Shares, and (iii) receipt by the Company of all consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

        In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, our opinion herein reflects only the application of applicable Delaware law and the Federal laws of the United States. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

        We call your attention to the fact that Scott R. Hodes, a partner of Bryan Cave LLP, is on the Board of Directors of the Company. This opinion does not take into account any matters that may come to the attention of Scott R. Hodes in his capacity as a director of the Company.

        This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not give any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP

QuickLinks

  Exhibit 5.1